Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 3q22 results, provides business update and announces 3q22 earnings call date

●	Expects 3Q22 operating income for Ocean Transportation to be $310.0 to $315.0 million
●	Expects 3Q22 operating income for Logistics to be $19.0 to $20.0 million
●	Expects 3Q22 net income and diluted EPS to be $257.3 to $262.0 million and $6.67 to $6.79, respectively
●	Year-over-year decrease in consolidated operating income driven primarily by lower volume in China service
●	Repurchased approximately 1.1 million shares in 3Q22
●	Announces third quarter earnings call date on November 2, 2022

HONOLULU, Hawaii (October 17, 2022) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX) today announces preliminary third quarter financial results, provides a business update and announces that its third quarter earnings call will be held on November 2, 2022.

“Matson’s differentiated ocean services performed well in the third quarter 2022, but the Company achieved lower year-over-year consolidated operating income as we saw lower demand for expedited ocean services in the Transpacific tradelane compared to the high levels of freight demand during the pandemic in the year ago period,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our CLX, CLX+ and CCX services achieved lower year-over-year volumes which contributed to the decline in our consolidated operating income. As we mentioned on our second quarter earnings call, we believed rates had likely peaked in the Transpacific tradelane for this cycle and would be in a transitional decline from the pandemic highs. Additionally, due to less demand for expedited ocean services and easing port congestion in Southern California, we decided to end our temporary CCX service in early September, about six weeks earlier than expected. For the remainder of the year, we expect to experience lower year-over-year freight demand and a lower rate environment for our CLX and CLX+ services, but we expect to continue to earn a significant rate premium to the Shanghai Containerized Freight Index due to our differentiated, reliable and fast ocean services.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw continued strength in Alaska with higher year-over-year volume and lower volumes in Hawaii and Guam compared to the year ago period. The year-over-year decline in Hawaii volume was impacted by the pandemic spike in demand experienced in the year ago period, and volumes for the quarter were higher than the pre-pandemic third quarter of 2019. In Logistics, operating income increased year-over-year with strength across all of the business lines as we continued to see favorable supply and demand fundamentals in our core markets. As a result, Matson expects third quarter operating income for Ocean Transportation of $310.0 to $315.0 million and Logistics operating income of $19.0 to $20.0 million. We also expect third quarter 2022 net income and diluted EPS to be $257.3 to $262.0 million and $6.67 to $6.79, respectively.”

Third Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended September 30, 2022 compared to the three months ended September 30, 2021 and on a FEU basis:

●	Hawaii container volume decreased 7.1 percent primarily due to lower retail-related demand;
●	Alaska volume increased 10.6 percent primarily due to (i) higher export seafood volume from Alaska-Asia Express (“AAX”), (ii) higher northbound volume primarily due to higher retail-related demand and volume related to a competitor’s dry-docking and (iii) higher southbound volume primarily due to higher domestic seafood volume;
●	China volume was 15.1 percent lower primarily due to (i) lower demand for the CLX, CLX+ and CCX services and (ii) one less sailing;
●	Guam volume was 1.8 percent lower primarily due to lower retail-related demand; and
●	Other containers volume increased 11.1 percent.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Liquidity, Debt and Share Repurchases

During the third quarter of 2022, Matson contributed $565.0 million in cash to the Capital Construction Fund. Matson’s cash and cash equivalents as of September 30, 2022 was approximately $240.0 million, which excludes the aforementioned cash deposited into the Capital Construction Fund. Total debt (presented before any reduction for deferred loan fees as required by GAAP) as of September 30, 2022 was $531.8 million. During the third quarter of 2022, Matson prepaid approximately $50.4 million of outstanding principal on the 4.16% Prudential Series C-2 notes due 2027 and the 4.31% Prudential Series C-3 notes due 2032, which represented all of the remaining principal amount outstanding for both notes.

During the third quarter of 2022, Matson repurchased approximately 1.1 million shares for a total cost of $88.4 million. As of September 30, 2022, the Company had approximately 3.0 million shares remaining in its share repurchase program.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

Teleconference and Webcast

A conference call is scheduled on November 2, 2022 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s third quarter results.

Date of Conference Call:Wednesday, November 2, 2022

Scheduled Time:4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BId470887075974c638c7f980ef087a60f

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, volume level and demand for Matson’s CLX and CLX+ services, transition in the Transpacific tradelane, the rate environment and Matson’s rate premium to the Shanghai Containerized Freight Index, and new vessel program. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in economic conditions or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in a foreign shipping market, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.